ENDORSEMENT APPLICABLE TO THE DEFERMENT PROVISION



Effectively immediately, this Endorsement amends your Contract.

The term "Contract" as used in this Endorsement applies either to a Contract or Certificate.

This Endorsement is part of your Contract, and the same definitions apply to the capitalized terms used herein. In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

THE SECTION ENTITLED DEFERMENT IN THE GENERAL PROVISIONS PART OF YOUR CONTRACT IS REPLACES WITH THE FOLLOWING:

The following replaces the last sentence of the existing provision:

We can defer payment or transfer of any portion of the Annuity Account Value in the Guaranteed Interest [Option] [and, if applicable, the Fixed Maturity Options,] for up to six months while you are living, upon written approval from the Insurance Supervisory Official in your jurisdiction.

AXA EQUITABLE LIFE INSURANCE COMPANY,





/s/ Christopher M. Condron                /s/ Karen Field Hazin
------------------------------------     ---------------------------------------
Christopher M. Condron                   Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel









2008DEFER                                                                     1